Exhibit 10.22

Supplementary Agreement

Party A: The Committee of Wuxi Huishan Economic Development Zone, Jiangsu Province

Party B: CASI Pharmaceuticals, Inc.

Based on the principles of equality, mutual benefit and consorted development, Party A and Party B have reached an agreement on Party B’s being supported with the following preferential policies, which is supplemental to the "Investment Agreement" signed by the Parties, with the actual amount of support subject to the actual investment size and business output forecasts.

I.  The Prerequisites for the Preferential Policies to be applied

Party B must operate in Party A's jurisdiction for at least 10 years, otherwise Party A shall be entitled to a refund of the support Party B has been provided under the preferential policies (except in the case that the Company cannot operate normally due to any objective reason).

II. The Preferential Policies

1. Party B shall establish a Joint Venture (hereinafter referred to as the "Company") in collaboration with a third-party investment institution introduced by Party A and the Company shall be the main operator of a high-end high quality drug production base to be built, and the contribution to the registered capital in the first phase shall be in place before the "public land parcel auction" procedure is implemented. The specific investment methods and the share-holding proportion of each party shall be separately agreed by the third-party investment institution and Party B via the execution of an Investment Agreement (hereinafter referred to as the "Investment Agreement").

2. In view of the fact that the project site shall be transferred on an “as is” basis and the land leveling and infrastructure construction have not been completed, Party A intends to subsidize the Company for land leveling and infrastructure reconstruction in the amount calculated with the following formula:

Subsidy = total price of the land parcel transferred – (RMB 150,000/Mu (the Chinese acre) X the size of the land parcel in Mu)

It is in the mutual understanding of the Parties that the total subsidy shall not exceed RMB 25 million, and Party A shall make installment payments for the aforementioned subsidy to the Company in proportion to the paid-in registered capital (excluding the investment portions of investment institution recommended by Party A). Within 30 days after the Company has submitted the capital verification report and stamp tax bill for its paid-in registered capital, Party A shall pay the current subsidy to the Company in the form of "special supportive industrial fund", and all taxes and fees arising therefrom shall be borne by the Company.

If Party B has completed the payment of USD 80 million in registered capital registered capital within three years from the date of the completion of company incorporation, Party A shall pay the subsidy amount to the Company in full.

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Total amount of land transferred = Winning bidding price X the size of the Land Parcel in the Chinese acre

4. Party A undertakes to reward the Company for each of the drugs which has actually passed the consistency evaluation of generic drug quality and efficacy, or approved by the State Food and Drug Administration as equivalent to those that have passed the consistency evaluation, with the reward amount of RMB 1 million for each drug to be paid within 30 days after the Company has obtained the consistency evaluation result.

5. From the date when the Company starts selling its products, Party A shall award the Company “Science and Technology Support Gran” according to the Company's contribution to the local financial resources: in the first three years from the date the Company starts to sell its products, the Company shall get a refund of 100% of what it has contributed to local financial resources and get a refund of 50% from the fourth to the sixth year. The personal income tax payments of the project company's senior management and senior technical personnel (no more than 10 individuals) shall be 100% refunded in the first three years from the date the Company starts to sell its products and 50% refunded in the three subsequent years.

6. The talent policy of the development zone that shall be applied: A one-time subsidy of RMB 100,000 shall be awarded to each of those holding Masters’ degrees, technicians and those with a professional title equivalent to an associate professor who settle down in the development zone, and a one-time subsidy of RMB 200,000 shall be award to each of those having a doctorate degree, senior technicians and those with a professional title equivalent to a professor. Company shall make the social security contributions on behalf of its employees. Those who works in Huishan for the first time shall get a subsidy to their rent, in the amount of RMB 500/month for one with an undergraduate degree employed by the company, RMB 600/month, for one with a Masters’ degree RMB 800/month for a doctoral degree, for two consecutive years. A lease is required when the employees apply for this subsidy.

7. No more than 5 flats in one of the talents apartment buildings in the development zone shall be provided to the Company free of charge for a period of 3 years.

8. Each year, Party A shall awards the Company a subsidy for technological transformation in the amount of 9% of the amount it has invested in fixed assets and production equipment in the current year (the Company shall provide the corresponding contracts and invoices).

9. The Company may be subsidized for RMB 100,000/year for participating in professional exhibitions subject to documented evidence and invoices.

III. Other Preferential Policies

1. Party A shall assign special staff members to assist Party B in procedures required by other government authorities, such as those related to project capital increase, environmental protection assessment, urban planning and capital construction. Party A shall complete the business incorporation with the Industrial and Commercial Administration, the enrollment at the Business Commission of the city, and registration at the Foreign Exchange Administration for the Company within 45 days after party B has furnished Party A the “Entity Qualification Certificate”.

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2. Party A shall actively assist Party B in applying for entitlement of relevant provincial, municipal and national science and technology preferential policies.

3. Party A shall actively assist Party B’s new company when the latter works with other government authorities in Wuxi City, and assist Party B in meeting relevant requirements by other administrative departments, including but not limited to Foreign Exchange Administration, the Customs and the taxation authorities.

4. Party A shall assist Party B's foreign personnel and their family members in Wuxi in applying for residence permits and dealing with other matters.

IV. Any dispute arising out of the implementation of the Agreement shall be settled by the Parties through negotiations. If a dispute cannot be resolved through negotiations, it shall be submitted to the Shanghai Branch of China International Economic and Trade Arbitration Commission for arbitration in accordance with the then effective arbitration rules of the Commission. The arbitration award shall be final and binding upon both parties. The arbitration fee shall be borne by the losing party unless otherwise decided by the arbitration tribunal. The losing party should also compensate the winning party for its expenses, such as legal fees.

V. The Agreement shall come into force upon being signed and sealed by the Parties.

VI. The Agreement has 6 originals, with Party A and Party B each holding two copies, and the remaining copies shall be achieved.

(The next page is for signature only)

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Party A: The Administrative Committee of Wuxi Huishan Economic Development Zone, Jiangsu Province (Stamped)

Legal representative (Authorized representative)

/s/ Wenbin Cao

Date: 11/16/2018

Party B: CASI Pharmaceuticals, Inc.

Legal representative (Authorized representative)

/s/ Wei (Larry) Zhang

Date: 11/16/2018

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